PHC Announces Strong Fiscal 2010 Third Quarter Results

Net Patient Care Revenues Increase 14.3%, Income From Operations Increases approximately $700,000 to $781,000.  Net Income of $0.02 per share versus loss of $0.01 per share in year-earlier period.

PEABODY, Mass., May 12, 2010 (BUSINESS WIRE) -- PHC, Inc., d/b/a Pioneer Behavioral Health (NYSE Amex: PHC), ("Pioneer" or the "Company"), a leading provider of inpatient and outpatient behavioral health services, reported financial results for the Company's 2010 third fiscal quarter ended March 31, 2010. The results exclude the operations of the Company’s research division, Pivotal Research Centers, Inc. ("Pivotal"), which was sold during the 2009 third fiscal quarter and was accounted for as a discontinued operation in fiscal 2009.

Total net revenues from continuing operations increased 12.7% to $13.5 million for the three months ended March 31, 2010 compared to $12.0 million for the three months ended March 31, 2009. Net patient care revenues increased 14.3% to $12.7 million for the three months ended March 31, 2010 from $11.1 million for the three months ended March 31, 2009. The increase in revenues was due primarily to increased census across the Company's facilities, including higher census at Seven Hills Hospital in Las Vegas and the Company's new chemical dependency unit at Harbor Oaks Hospital in Michigan, which opened in September 2009. Contract support services revenue provided by Wellplace declined 6.7% to $0.8 million for the three months ended March 31, 2010 compared to $0.9 million for the same period last year. The decrease was due to decreases in covered lives under our EAP (Employee Assistance Program) contracts.

Income from operations improved to $781,000 for the 2010 fiscal third quarter compared to $98,000 in the same period a year ago. Income before taxes was $758,000 for the three-month period ended March 31, 2010 compared to $12,000 in the year-earlier period. Net income applicable to common shareholders was $0.5 million for the fiscal 2010 third quarter, or $0.02 per diluted share, compared to a net loss of $0.2 million or $0.01 per share in the fiscal 2009 third quarter. The fiscal 2009 third quarter results included an expense of $159,031 associated with Pivotal. The 2010 fiscal third quarter represented the Company's fifth consecutive quarter of profitability.

For the nine months ended March 31, 2010, total net revenues from continuing operations was $39.0 million compared to $34.7 million in the year earlier period. Net patient care revenues were $36.5 million for the nine months ended March 31, 2010 compared to $31.8 million in the previous year period. In the same nine-month period, income from operations was $1.7 million compared to a loss of $1.2 million in the same nine months in fiscal 2009. Net income applicable to common stockholders was $1.0 million for the nine months ended March 31, 2010, or $0.05 per diluted share compared to a net loss of $2.2 million, or a loss of $0.11 per share, for the previous year period. The net loss included a $1.4 million charge associated with the sale of Pivotal and related discontinued operations.

As of March 31, 2010, the Company had cash and cash equivalents of $3.3 million. Stockholders' equity improved from $16 million as of June 30, 2009 to $16.9 million as of March 31, 2010.

"We continue to generate strong operating results across all of our patient care facilities as reflected by the double digit increase in patient care revenue and strong sequential revenue growth," said Bruce A. Shear, Pioneer's president and CEO. "In addition to strong patient growth, profitability also increased, as gross margin from net patient care revenue increased from 44.5% in the year earlier period to 48.2% in the current quarter. Margins also improved sequentially due to a more favorable mix of patients. We continue to experience growing census across our facilities and believe there will be additional opportunities for organic expansion, such as the recently opened ten-bed adolescent unit at Seven Hills Behavioral Institute in Henderson, Nevada. The Hospital provides psychiatric, alcohol and drug addiction treatment for adolescents and adults, and is already operating at capacity. In addition to these opportunities, we are selectively pursuing acquisitions that would allow the Company to accelerate its growth. We expect the trends that we have experienced over the past year to continue."

The Company will hold a conference call at 4:15 p.m. eastern time today to discuss the results. Interested parties should dial (866) 362-5158 (domestically) or (617) 597-5397 (internationally) and use conference passcode 74366943. A replay of the call will be available for 30 days and can be accessed by dialing 888-286-8010 (domestically) or 617-801-6888 (internationally) and using passcode 63189881.

About PHC d/b/a Pioneer Behavioral Health

PHC, Inc., d/b/a Pioneer Behavioral Health, is a national healthcare company providing behavioral health services in five states, including substance abuse treatment facilities in Utah and Virginia, and inpatient and outpatient psychiatric facilities in Michigan, Pennsylvania, and Nevada. The Company also offers internet and telephonic-based referral services that includes employee assistance programs and critical incident services. Contracted services with government agencies, national insurance companies, and major transportation and gaming companies cover more than one million individuals. Pioneer helps people gain and maintain physical, spiritual and emotional health through delivering the highest quality, most culturally responsive and compassionate behavioral health care programs and services. For more information, visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the Company's annual report on Form 10-K for the most recently ended fiscal year.

Contact:
PHC, Inc.
Bruce A. Shear, 978-536-2777
President & CEO
or
Investor Relations:
CEOcast, Inc.
Dan Schustack, 212-732-4300

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	June 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$3,266,591	$3,199,344
Accounts receivable, net of allowance for doubtful accounts of $ 2,878,903 at
March 31, 2010 and $2,430,618 at June 30, 2009	8,472,136	6,315,693
Other receivables-third party	--	170,633
Prepaid expenses	593,187	441,945
Prepaid income taxes	225,936	33,581
Other receivables and advances	751,867	674,357
Deferred income tax asset – current	923,625	923,625
Total current assets	14,233,342	11,759,178
Restricted cash	512,197	512,197
Accounts receivable, non-current	40,447	35,000
Other receivables	63,490	55,627
Property and equipment, net	4,640,095	4,687,110
Deferred income tax asset – non-current	1,902,354	1,902,354
Deferred financing costs, net of amortization of $546,338 and $436,440 at
March 31, 2010 and June 30, 2009	225,903	335,801
Goodwill	969,098	969,098
Other assets	2,305,118	2,435,628
Total assets	$24,892,044	$22,691,993
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,551,707	$1,375,436
Current maturities of long-term debt	795,793	652,837
Revolving credit note	1,282,757	863,404
Current portion of obligations under capital leases	111,185	103,561
Accrued payroll, payroll taxes and benefits	2,043,835	1,570,639
Accrued expenses and other liabilities	1,285,386	1,111,321
Total current liabilities	7,070,663	5,677,198
Long-term debt, net of current maturities	304,235	488,426
Obligations under capital leases	48,174	132,368
Long-term accrued liabilities	523,299	350,178
Total liabilities	7,946,371	6,648,170
Stockholders’ equity:
Preferred Stock, 1,000,000 shares authorized, none issued or outstanding	--	--
Class A common stock, $.01 par value, 30,000,000 shares authorized,
19,867,826 and 19,840,793 shares issued at March 31, 2010 and June 30,
2009, respectively	198,678	198,408
Class B common stock, $.01 par value, 2,000,000 shares authorized, 775,021 and 775,080 issued and outstanding at March 31, 2010 and June 30,
2009, respectively, each convertible into one share of Class A common stock	7,750	7,751
Additional paid-in capital	27,886,437	27,667,597
Treasury stock, 896,804 and 626,541 shares of Class A common stock at
March 31, 2010 and June 30, 2009, respectively, at cost	(1,423,980)	(1,125,707)
Accumulated deficit	(9,723,212)	(10,704,226)
Total stockholders’ equity	16,945,673	16,043,823
Total liabilities and stockholders’ equity	$24,892,044	$22,691,993

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Revenues:
Patient care, net	$12,692,869	$11,106,894	$36,452,909	$31,772,332
Contract support services	839,305	899,275	2,591,256	2,946,058
Total revenues	13,532,174	12,006,169	39,044,165	34,718,390
Operating expenses:
Patient care expenses	6,576,086	6,167,572	19,454,431	18,232,036
Cost of contract support services	733,603	718,979	2,202,584	2,318,263
Provision for doubtful accounts	547,810	413,077	1,476,128	1,167,220
Administrative expenses	4,893,235	4,609,001	14,259,979	14,181,365
Total operating expenses	12,750,734	11,908,629	37,393,122	35,898,884

Income (loss) from operations	781,440	97,540	1,651,043	(1,180,494)

Other income (expense):
Interest income	39,023	39,553	101,130	135,028
Other income	18,260	43,680	141,921	99,422
Interest expense	(80,520)	(168,705)	(241,998)	(346,653)

Total other income (expense), net	(23,237)	(85,472)	1,053	(112,203)

Income (loss) before taxes	758,203	12,068	1,652,096	(1,292,697)
Income tax (benefit) provision	289,031	4,680	671,081	(501,373)

Income (loss) from continuing operations	469,172	7,388	981,015	(791,324)

Discontinued operations – net of tax benefit of $100,760 and $892,784 for the three months and nine months ended March 31, 2009, respectively – Pivotal	--	(159,031)	--	(1,409,095)

Net income (loss) applicable to common shareholders	$469,172	$(151,643)	$981,015	$(2,200,419)

Basic net income (loss) per common share
Continuing operations	$0.02	$0.00	$0.05	$(0.04)
Discontinued operations	--	(0.01)	--	(0.07)
	$0.02	$(0.01)	$0.05	$(0.11)

Basic weighted average number of shares outstanding	19,762,241	20,017,703	19,854,099	20,109,622

Diluted net income (loss) per common share

Continuing operations	$0.02	$0.00	$0.05	$(0.04)
Discontinued operations	--	(0.01)	--	(0.07)
	$0.02	$(0.01)	$0.05	$(0.11)

Diluted weighted average number of shares outstanding	19,861,449	20,017,703	19,963,141	20,109,622